Exhibit 2.2

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LANDA APP 3 LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”, inclusive of any schedules hereto) of Landa App 3 LLC, a Delaware limited liability company (the “Company”) is entered into as of January 7, 2022, by and between Landa Holdings, Inc., a Delaware corporation, as manager (the “Manager”), Landa Holdings, Inc., a Delaware corporation, as the sole member (the “Initial Member”) and the members (the “Series Members”) of each of the series of the Company (each a “Series,” and collectively, the “Series”).

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms used in this Agreement have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended.

“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble above.

“Assignee” means a Person who has acquired the Member’s Interest in the Company or a Series Member’s Series Shares, as applicable, through a Transfer in accordance with the terms of this Agreement.

“Available Cash” means, with respect to each month, all cash and cash equivalents of a Series at the end of such month less (a) the Property Management Fee, (b) Reserves, (c) other current liabilities of such Series or the Property or (d) to the extent not included in Reserves, other costs and expenses incident to the purposes of such Series which are anticipated to be incurred, or to become due and payable, or both, in the future and for which cash sufficient to pay the costs and expenses at the time they become due and payable may not be generated by such Series, as determined by the Manager in its sole discretion. In the event of the sale or other disposition of the Property, in each case as determined by the Manager in its sole discretion, Available Cash shall include the proceeds from the sale or other disposition of such asset or the Property, net of all third-party expenses of the sale or other disposition.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking or savings institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Capital Contributions” means, with respect to the Member and each Series Member, the aggregate amount of money contributed to the Company by the Member (or its predecessors in interest) or to a Series by the Series Members (or its predecessors in interest).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the office of the Secretary of State of the State of Delaware on November 25, 2019, as amended.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

“Distributions” shall have the meaning set forth in Section 7.9(a) of this Agreement and are subject to the terms and conditions of any applicable Distribution Reinvestment Plan as described in Section 7.9(c).

“Entity” means any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“Fiscal Year” means (a) any twelve (12) month period commencing on January 1 and ending on December 31, (b) any portion of the period described in clause (a) of this sentence ending on the date on which a Series is terminated in accordance with the Act or this Agreement or (d) any portion of the period described in clause (a) of this sentence ending on the date on which the Certificate of Formation is canceled in accordance with the Act.

“GAAP” means, as of any date of determination, United States generally accepted accounting principles in effect as of the date.

“Initial Member” shall have the meaning set forth in the preamble of this Agreement.

“Initial Operating Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Issuance Limit” shall have the meaning set forth in Section 3.1(c)(i) of this Agreement.

“Manager” shall have the meaning set forth in the preamble of this Agreement, subject to Section 5.2 of this Agreement.

“Management Agreement” means a management agreement entered into by and between the Manager and a Series.

“Member” means the Initial Member or any successor member of the Company admitted pursuant to Section 4.1 of this Agreement.

“Member’s Interest” means the Member’s limited liability company membership interest in the Company.

“Person” whether capitalized or not, means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other Entity of any nature.

“Proceeding” shall have the meaning set forth in Section 5.4 of this Agreement.

“Property” means, for each Series, the property described in the applicable Series Designation for such Series attached to this Agreement.

“Property Management Fee” shall mean the fee payable to the Manager for its day-to-day management of the Property pursuant to the Management Agreement.

“Reserve” shall mean the amount of cash determined by the Manager, in its sole discretion, to be necessary or advisable to retain as a reserve for (i) payment of debt service coming due within a reasonable future time with respect to indebtedness of a Series, (ii) operation, improvement, maintenance, replacement or preservation of any Property, (iii) payment of taxes, insurance premiums and other reasonably anticipated costs and expenses of a Series, and (iv) increases in working capital and other contingencies.

“Series” shall have the meaning set forth in the preamble of this Agreement.

“Series Designation” means a description of the key terms of the Series substantially in the form of Schedule B of this Agreement.

“Series Member” shall have the meaning set forth in the preamble of this Agreement, which may include the Member if the Member makes a Capital Contribution to a Series.

“Series Shares” means the limited liability company membership interests in a Series. As to any Series Member, the term shall mean the Series Shares held by such Series Member.

“Transfer” shall have the meaning set forth in Section 4.1(b) of this Agreement.

“Transferee” means any Person who is acquiring by Transfer any Member’s Interest or Series Shares.

“Transferred Shares” means, as applicable, (i) all or any portion of a Series Member’s Series Shares that the Series Member seeks to Transfer or (ii) all or any portion of a Member’s Interest that the Member seeks to Transfer.

ARTICLE II

FORMATION OF COMPANY

SECTION 2.1. Authorized Person. Yishai Cohen is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware (the filing being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased.

SECTION 2.2. Name. The name of the Company is “Landa App 3 LLC”. The business of each Series shall be conducted under the name of the Series and not under the name of the Company generally. The name of a Series is given on such Series’ Series Designation.

SECTION 2.3. Principal Place of Business. The principal place of business of the Company and each Series shall be the principal place of business of the Manager. As of the date hereof, the principal place of business of the Manager is 6 W. 18th Street, 12th Floor, NY, NY 10011.

SECTION 2.4. Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is 1013 Centre Road, Suite 403-B, City of Wilmington, County of New Castle, 19805. The name of the registered agent in the State of Delaware at such address is Vcorp Services, LLC. The registered office and agent may be changed from time to time by the Manager.

SECTION 2.5. Purposes and Powers. The Company and each Series shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and each shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Series.

SECTION 2.6. Term. The Company shall have a perpetual existence unless the Company is dissolved, and each Series shall have a perpetual existence unless the Company is dissolved or such Series is terminated, in each case in accordance with Article VIII of this Agreement.

SECTION 2.7. Qualification in Other Jurisdictions. The Company or a Series may register to do business in any other jurisdiction upon the approval of the Manager.

ARTICLE III

SERIES

SECTION 3.1. Series Generally.

(a)	Series Designation. The Company, with the Manager’s approval, may establish separate Series, as contemplated by Section 18-215 of the Act. For all purposes of the Act, this Agreement, constitutes the “limited liability company agreement” of the Company within the meaning of the Act. The Manager may establish a new Series by attaching to this Agreement a Series Designation detailing the key terms of such Series. In the event of a conflict between the terms and conditions of this Agreement and a Series Designation, the terms and conditions of the Series Designation shall prevail. Notwithstanding any other provision of this Agreement, the establishment of a new Series shall not be deemed an amendment of this Agreement for purposes of Section 9.5. Such new Series shall be deemed established as of the date noted on the Series Designation.

(b)	Series Separateness.

(i)	The assets of each Series shall incure only to the benefit of that Series and its Series Members and not to the benefit of the Company or any other Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing from time to time with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of any other Series or of the Company generally, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Company generally, or any other Series, shall be enforceable against the assets of such Series.

(ii)	A Series Member may be a member of more than one Series. No Series Member shall have the right to vote on any matter pertaining to a particular Series, or any matter pertaining to the Company generally.

(iii)	The records maintained for each Series shall account for the assets associated with such Series separately from the other assets of the Company, or any other Series, and assets associated with a Series may be held, directly or indirectly, including in the name of the Series, in the name of the Company, the Manager (subject to Article IV) through a nominee or otherwise. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of the assets is objectively determinable, shall be deemed to account for the assets associated with the Series separately from the other assets of the Company or any other Series. No assets of one Series may be commingled with the assets of any other Series or the assets, if any, of the Company, generally. The Certificate of Formation, as filed, contains a notice of the limitation of liabilities of the Series in conformity with Section 18-215 of the Act.

(iv)	The Manager shall maintain a list of the Series’ Series Members and the Series Shares held by such Series Member.

(c)	Series Shares.

(i)	Issuance Limit. Following the qualification of the Form 1-A offering statement specifying such Series as filed with the Securities and Exchange Commission, a Series is authorized to issue up to an aggregate of the amount of Series Shares noted in its Series Designation (the “Issuance Limit”) in exchange for a purchase price determined in each case by the Manager in its sole discretion.

(ii)	Best Efforts. The offering of Series Shares is on a best efforts, no minimum subscription basis and may have multiple closings, meaning there may be additional Series Members added after the formation of a Series as long as additional Series Shares are available.

(iii)	No Appraisal Rights. No Series Member shall have any appraisal rights with respect to his or her Series Shares or other interest in a Series under any circumstances, including, but not limited to, circumstances in connection with (A) any amendment of this Agreement, (B) any merger, reorganization, consolidation or similar transaction to which such Series is a party or (C) the sale of all or substantially all of such Series’ assets.

(iv)	No Priority. No Series Member shall have priority over any other Series Member.

SECTION 3.2. Title to Assets. Assets associated with a Series may be held directly or indirectly, including in the name of the Series, in the name of the Company, in the name of the Manager, through a nominee or otherwise, as the Manager may determine in its sole discretion; provided, however, that title to any real property of a Series shall be held by such Series, unless determined otherwise by the Manager, acting in its sole discretion. The Manager hereby represents and warrants that any assets of a Series for which legal title is held in the name of the Manager shall be held in trust by the Manager for the exclusive use and benefit of the Series in accordance with the terms and provisions of this Agreement. All assets of a Series shall be accounted for as the property of the Series in the books and records of the Company and the Series, irrespective of the name in which legal title to the assets of the Series is held.

SECTION 3.3. Confidentiality. Each Series Member agrees that such Series Member shall keep confidential and shall not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in a Series) any confidential information obtained from a Series pursuant to the terms of this Agreement or otherwise pursuant to law, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.3 by such Series Member), (b) is or has been independently developed or conceived by such Series Member without use of such Series’ confidential information, or (c) is or has been made known or disclosed to such Series Member by a third party without a breach of any obligation of confidentiality such third party may have to such Series; provided, however, that a Series Member may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring his or her investment in such Series; (ii) to any prospective purchaser of any Series Shares from such Series Member, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Series Member in the ordinary course of business, provided that such Series Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Series Member promptly notifies the Manager of such Series of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE IV

MEMBERS

SECTION 4.1. Membership.

(a)	Admission of Members.

(i)	The Company. The Initial Member has been admitted as the Member and its name and address are set forth on Schedule A attached hereto. No Person shall be admitted as the Member until such Person has executed this Agreement and is listed by the Manager as the Member on Schedule A, notwithstanding the provisions of Section 7.04(a)(3) of the Act. The Manager may, but need not be, the Member. The Member’s Interest shall be indivisible and at no time shall there be more than one Member.

(ii)	The Series. A Person shall be deemed admitted as a Series Member at the time the Person (A) executes a subscription agreement evidencing the purchase of Series Shares and such Person’s agreement to be bound by the terms of this Agreement, (B) pays the full purchase price for the Series Shares such Person is acquiring, and (C) is listed as a Series Member in the records of the Company. The Manager may, but need not be, a Series Member. The Manager shall have the right to accept or reject the admission of any Person as a Series Member, acting in its sole discretion. Since the offering of Series Shares may remain open until the Issuance Limit of such Series Shares are sold, and there may be multiple closings as set forth in Section 3.1(c)(ii), additional Series Members may be added from time to time, including Series Members that purchase Series Shares in a secondary trading market operated by a registered broker-dealer engaged by the Manager. The Manager must consent to the addition of new Series Members and such Series Members may only be admitted in accordance with this Section 4.1(a)(ii). The name and address of each Series Member admitted to a Series shall be set forth in the records of the Company.

(b)	Dispositions of Member’s Interests and Series Shares.

(i)	General Restriction. The Member and a Series Member may not make an assignment, transfer or other disposition (voluntarily, involuntarily or by operation of law) (a “Transfer”) of the Member’s Interest or such Series Member’s Series Shares, or pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) the Member’s Interest or such Series Shares, without the prior consent of the Manager, which the Manager may grant or withhold in its sole and absolute discretion. Any attempted Transfer, other than in strict accordance with this section, shall be void, and any attempted Transfer of a portion of the Member’s Interest or Series Shares shall in all events be void. A Person to whom the Member’s Interest or the Series Shares is Transferred may be admitted to the Company as the Member or to a Series as a Series Member only as provided for by Section 4.1(a) and this Section 4.1(b). In connection with a Transfer of the Member’s Interest or Series Shares and the admission of an Assignee as the Member or a Series Member, as applicable, the Member or Series Member making such Transfer and the Assignee shall provide the Manager, upon request, a copy of the Transfer instrument, the ratification by the Assignee of this Agreement and a legal opinion that the Transfer complies with all applicable federal and state securities laws.

(ii)	Member’s Interest Approval. Except as expressly provided in this Agreement, with respect to the Member’s Interest, the Member may not make a Transfer unless the Manager approves the transferee’s admission to the Company as the sole Member upon such Transfer.

(iii)	Right to Assign. Without limiting the foregoing, in the event of a Transfer by operation of law, the Manager shall have the right to cause the Transferred Shares to be assigned to the Company or any other person designated by the Manager, and such assignee shall pay the assignor a price equal to the fair market value of the Transferred Shares as determined by the Manager in its sole discretion.

SECTION 4.2. Rights and Obligations to Third Parties. Except as expressly set forth in this Agreement, no Member, in its capacity as a Member (and no Series Member in such capacity), shall have any right, power or authority to transact any business in the name of the Company or any Series, participate in the management of the Company or any Series or to act for or on behalf of or to bind the Company or any Series. Except as required by the Act, no Member or Series Member, solely by reason of such status, shall be liable for the debts, liabilities, obligations or expenses of the Company.

SECTION 4.3. Compensation. Except set forth in Section 5.3(c) or as otherwise specifically provided herein, no compensatory payment shall be made by the Company or a Series to the Member or a Series Member for any services provided to the Company or a Series.

SECTION 4.4. Waiver of Fiduciary Duties. To the maximum extent permitted by law, the Member and each Series Member absolutely and irrevocably waives any and all claims, actions, causes of action, loss, damage and expense including any and all attorneys’ fees and other costs of enforcement arising out of or in connection with any breach or alleged breach of any fiduciary duty by the Member or Manager or any of its Affiliates in the nature of actions taken or omitted by any such other Persons, which actions or omissions would otherwise constitute the breach of any fiduciary duty owed to the Member or the Series Members. It is the express intent of the Members and Series Members that the Member and Manager and each and all of their Affiliates shall be and hereby are relieved of any and all fiduciary duties owed to the Member or Series Members, which might otherwise arise out of or in connection with this Agreement.

SECTION 4.5. Bank Accounts. All funds of the Company or a Series shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company or Series, as applicable, at such locations as shall be determined by the Manager. Withdrawal from such accounts shall require the signature of such Person or Persons as the Manager may designate. The bank account in the Company’s name shall remain separate from each Series’ bank account, and each Series shall have its own bank account. A Series’ funds shall not be commingled with any funds of another Series at any time.

SECTION 4.6. Outside Businesses. Unless otherwise agreed to in writing with the Company, the Manager, the Member, the Series Members, and any Affiliate thereof may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not the ventures are competitive with the Company or any Series and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Person. No Member, Manager, Series Member or any Affiliate thereof who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any Series shall have any duty to communicate or offer the opportunity to the Company or any Series, and the Person shall not be liable to the Company, the Member, any Series or any Series Members for breach of any fiduciary or other duty by reason of the fact that the Person pursues or acquires for, or directs the opportunity to another Person or does not communicate the opportunity or information to the Company or any Series. Neither the Company nor the Member, the Manager, any Series Member, or any Affiliate of the foregoing shall have any rights or obligations by virtue of this Agreement or the relationship created hereby or thereby in or to the independent ventures or the income or profits or losses derived therefrom, and the pursuit of the ventures, even if competitive with the activities of the Company or any Series, shall not be deemed wrongful or improper.

SECTION 4.7. Relationships with Affiliates. A Series may enter into any agreement or contract with the Manager, any Affiliate of the Manager, any other series, any Series Member, any Affiliate of a Series Member or any agent of the Manager or such Series without the prior approval of any Series Member, provided that the agreement or contract must be substantially on terms as would be contained in a similar agreement or contract entered into by such Series as the result of arm’s-length negotiations from a comparable unaffiliated and disinterested third party. Each Series Member acknowledges that each relationship among each Series, the Manager and/or any Affiliate thereof that is described in any Company budget or other document satisfies the requirements of this Section 4.7.

SECTION 4.8. Resolution of Conflicts of Interest.

(a)	Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Manager or any of its Affiliates, on the one hand, and the Company, any Series, the Member or a Series Member, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner that is, or provides terms that are, fair and reasonable to the Company, the Member, the Series or any Series Member, the Manager shall resolve the conflict of interest, take the action or provide the terms, considering in each case the relative interest of each party (including its own interest) to the conflict, agreement, transaction or situation and the benefits and burdens relating to the interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Manager, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement between the parties hereto or of any duty or obligation of the Manager at law or in equity or otherwise.

(b)	To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or any agreement contemplated herein or therein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only those interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Series or any other Person, or (ii) in its “good faith” or under another express standard, the Person shall act under the express standard and shall not be subject to any other or different standard.

SECTION 4.9. Company and Series Information. In addition to the other rights specifically set forth in this Agreement, the Member and the Series Members are entitled to the non-public information regarding the affairs of the Company and the applicable Series as is just and reasonable pursuant to Section 18-305 of the Act. Notwithstanding the foregoing, no Series Member has any rights to receive non-public information, other than those rights granted by Section 18-305 of the Act.

ARTICLE V

MANAGEMENT

SECTION 5.1. Appointment of Manager. Landa Holdings, Inc. is hereby appointed as the manager of the Company and each Series (unless, for the Series, the applicable Series Designation indicates otherwise). The Manager shall manage the Series in accordance with the terms and conditions of the applicable Management Agreement, this Agreement and the Act. The mailing address of the Manager is set forth below its name on the signature page hereto and may be updated from time to time by written notice to the Member. The business and affairs of the Company and implementation of the Company’s policies and executive control of the Company’s major decisions shall be managed by the Manager.

SECTION 5.2. Resignation; Removal.

(a)	Resignation. The Manager may resign as manager of the Company or a Series at any time by giving written notice to the Member or the relevant Series Members, as appropriate. With respect to the Company, the Member shall appoint a new Manager. With respect to a Series, the notice of resignation shall include the appointment of a new Manager. The resignation of the Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the written notice, but in no event before the new Manager shall have agreed, in writing, to be bound by this Agreement. Unless otherwise specified in the written notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also the Member or a Series Member shall not affect the Manager’s rights and obligations as the Member or a Series Member and shall not constitute a withdrawal of the Member or a Series Member.

(b)	Removal. The Manager of the Company or a Series may be removed at any time, with or without cause, by the Member, in its sole discretion. Any removal shall be without prejudice to the rights and obligations, if any, of such removed Manager as a Member and shall not constitute a withdrawal of the Member.

SECTION 5.3. Management of Company and Series.

(a)	Authority. The Manager shall have complete and exclusive authority to manage the affairs of the Company and each Series and to make all decisions with regard thereto, including, without limitation, their day-to-day affairs. The Manager shall have the complete and exclusive authority to purchase, sell or otherwise dispose of assets of the Company or the Property of each Series, and effect the dissolution of the Company or termination of the Series in accordance with Article VIII of this Agreement The Manager shall discharge its duties in good faith. The Manager, on behalf of the Company or any Series, as applicable, shall enforce agreements entered into by the Company or the applicable Series, and conduct or cause to be conducted the ordinary business and affairs of the Company or Series, in each case in its sole discretion and in accordance with good industry practice and the provisions of this Agreement. The Manager shall not be required to devote a particular amount of time to the Company’s or Series’ business, but shall devote sufficient time to perform its duties hereunder. The Company, and any Series, may rely upon any action taken or document executed by the Manager or any director, officer, or employee of the Manager without duty of further inquiry, and may assume that such Manager or any director, officer, or employee of the Manager has the requisite power and authority to take the action or execute the document in question.

(b)	Company Fees and Expenses. The Manager shall reimburse the Company for any costs that may be expended by the Company.

(c)	Series Fees and Expenses. The Manager shall be entitled to the fees from each Series including, but not limited to, (i) the Property Management Fee and any fees described in the Series Designation, and (ii) to expense reimbursement, in each case in accordance with the Management Agreement.

(d)	Investments. All investments by the Company or any Series, including the purchase of any Property to be held by such Series, shall be made on such terms and conditions as the Manager may determine.

SECTION 5.4. Indemnification. To the fullest extent permitted by law, and subject to the limitations set forth in this Section, and with, in each case, the Manager’s prior approval: (a) the Company or the applicable Series shall indemnify the Manager and any director, officer, or employee of the Manager for the entirety of any Adverse Consequences that a Manager or any director, officer, or employee of the Manager may suffer including, but not limited to, any Manager or any director, officer, or employee of the Manager who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that he or she is or was a Manager or any director, officer, or employee of the Manager and was acting within scope of duties or under the authority of the Member or the applicable Series Members; (b) the Company or the applicable Series shall pay, and advance or if the foregoing is not practicable, reimburse the Manager or any director, officer, or employee of the Manager for expenses incurred by him or her (1) in advance of any disposition of a Proceeding to which such Manager or any director, any director, officer, or employee of the Manager, or employee of the Manager was, is or is threatened to be made a party, and (2) in connection with his or her appearance as a witness or other participation in any Proceeding. Such indemnification shall also include reasonable counsel fees. The Company or the applicable Series may indemnify and advance expenses to an employee or agent of the Company or such applicable Series to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Manager and any director, officer, or employee of the Manager under the preceding sentence. The rights provided by this Section shall not be exclusive of any other right under any law, provision of the Certificate of Formation, this Agreement, the Act or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a material breach of this Agreement or the duties set forth herein, which breach, in the Manager’s reasonable opinion, causes a substantial loss to the Company or the applicable Series, but shall apply to actions constituting simple negligence. The Company or the applicable Series may purchase and maintain insurance to protect itself and any Manager, any director, officer, employee or agent of the Manager, whether or not the Company or the applicable Series would have the power to indemnify such Person under this Section. This indemnification obligation shall be limited to the assets of Company or the applicable Series, and no Member or Series Member, as applicable, shall be required to make a Capital Contribution in respect thereof.

SECTION 5.5. Limitation of Liability. Exculpation. The liability of the Manager shall be limited to the maximum extent allowed for by applicable law. The Manager is in control of the management, direction, and operation of the Company’s and each Series’ affairs and shall have powers to bind the Company or a Series with any legally binding agreement, including setting up and operating separate bank accounts on behalf of the Company or such Series. The Manager shall not be subject to any liability to the Member or Series Members for any act or omission, the effect of which may cause or result in loss or damage to the Company or a Series or the Member or Series Members if done in good faith to promote the best interests of the Company or such Series.

SECTION 5.6. Reliance by Third Parties. Any Person may rely upon a certificate signed by the Manager as to (a) the identity of the Manager, the Member or the Series Members, (b) any factual matters relevant to the affairs of the Company or any Series, (c) the Persons who are authorized to execute and deliver any document on behalf of the Company generally or with respect to any Series or on behalf of any Series, or (d) any action taken or omitted by the Company or any Series, the Manager, the Member or the Series Member with respect to the business of the Company or any Series.

ARTICLE VI

CONTRIBUTIONS/LOANS TO THE COMPANY OR A SERIES

SECTION 6.1. Capital Contributions. The Member shall make Capital Contributions to the Company in its sole discretion as to timing and amount. The amount paid by a Series Member for its Series Shares shall be such Series Member’s Capital Contribution to such Series.

SECTION 6.2. Loans. Nothing in this Agreement shall prevent the Manager, Member or any Series Member from making secured or unsecured loans to the Company or any Series by agreement with the Manager with respect to the Company or a Series, as applicable.

ARTICLE VII

ALLOCATIONS, DISTRIBUTIONS AND REDEMPTIONS TAX MATTERS

SECTION 7.1. Accounting Method. The Company and each Series, for accounting and income tax purposes, shall operate on a fiscal year ending December 31 (unless, for the Series, the applicable Series Designation indicates otherwise), and shall make such tax elections and use such methods of depreciation as shall be determined by the Manager. The books and records of the Company and each Series shall be kept on a GAAP basis in accordance with sound accounting practices to reflect all income and expenses of the Company or such Series, as applicable.

SECTION 7.2. Interest on and Return of Capital Contributions. Neither the Member nor any Series Member shall be entitled to interest on its Capital Contributions or to return of any of its Capital Contributions.

SECTION 7.3. Records, Audits and Reports. At the expense of the relevant Series, the Manager shall maintain separate and distinct records and accounts of the operations and expenditures of the Series as the Manager, in its sole discretion, determines to be necessary, proper or advisable. The Manager, at its expense, shall maintain records and accounts of the operations and expenditures of the Company as the Manager, in its sole discretion, determines to be necessary, proper or advisable.

SECTION 7.4. Tax Matters. The Member and the Series Members shall timely furnish to the Manager any U.S. federal income tax form or certification (including, without limitation, an Internal Revenue Service Form W-9, together with any applicable attachments thereto) that the Manager may request and shall update or replace such form or certification in accordance with its terms or its subsequent amendments.

SECTION 7.5. Profits and Losses. All profits and losses of the Company shall be allocated to the Member. For purposes of clarification, profits and losses of a Series shall not be allocated pursuant to this Section 7.5, but rather shall be for the account of such Series.

SECTION 7.6. Tax Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company or a Series pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company or such Series does business or is otherwise subject to taxation. Copies of the returns, or pertinent information therefrom relating to the Company or a Series, shall be furnished to the Member or Series Members, as applicable, within a reasonable time after the end of each Fiscal Year of the Company or such Series, as applicable. Except as otherwise provided herein, all elections permitted to be made by the Company or a Series under federal or state laws shall be made by the Manager in its sole discretion.

SECTION 7.7. Company Distributions. In the event the Company has assets not associated with a Series that the Manager determines are not necessary to satisfy current or anticipated liabilities of the Company, the Manager may, in its sole discretion, distribute any or all such assets to the Member. Distributions are subject to the terms of any applicable Distribution Reinvestment Plan.

SECTION 7.8. Company Tax Classification. It is the intention of the parties hereto that the Company (but not the Series, which are intended to be classified as separate corporations pursuant to Section 7.11) be disregarded as an entity, separate from the Member for federal and all relevant state and local income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with the intention. The Company and the Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No election shall be filed with the Internal Revenue Service (or the tax authorities of any State) to have the Company treated as an association taxable as a corporation for income tax purposes without the prior consent of the Manager and the consent of Person who has been a Member in any period to which such classification would apply.

SECTION 7.9. Series Distribution Priorities.

(a)	Distributions Generally. Distributions from a Series to its Series Members (“Distributions”) shall be made in accordance with this Article VII and shall be paid in each case to the account designated by the Series Member receiving the Distribution. A Series shall make Distributions of Available Cash (or, in accordance with Section 7.10(a) below, property of a Series on an in-kind basis) on a monthly basis, in amounts determined by the Manager, acting in its sole direction. Distributions shall be payable to all Series Members pro rata in proportion to their holdings of Series Shares; provided, that, the amount of Distributions paid to a Series Member in any given calendar month (other than liquidating distributions) shall be determined based on the number of calendar days that a Series Member owns its Series Shares in such calendar month. Members may opt to have these distributions reinvested under the terms of the Distribution Reinvestment Plan as detailed in Section 7.9(c).

(b)	Liquidating Distributions. Notwithstanding anything to the contrary in this Article VII or in Section 8.3, upon the sale of the Property or the termination and liquidation of a Series in accordance with the provisions of this Agreement, the proceeds of liquidation of a Series or the sale of the Property shall be distributed within ninety (90) days of the date of sale of the Property or the termination and liquidation in the following order and priority:

(i)	First, to creditors of such Series, including the Manager, the Member, and any Series Members who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all debts, liabilities, obligations and expenses of such Series, including, without limitation, the expenses incurred in connection with the liquidation of such Series; and

(ii)	Second, to the Series Members of such Series pro rata in proportion to their holdings of Series Shares of such Series, with such Distributions to be made by the end of the Fiscal Year during which the liquidation occurs (or, if later, ninety (90) days after the date of the liquidation).

(c)	The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a distribution reinvestment plan (a “Distribution Reinvestment Plan”) pursuant to which the full amount of any cash distributions payable to Members who opt for participation in the Distribution Reinvestment Plan through the Landa Platform will not be paid to such Members, but rather will be utilized to purchase additional Shares of the same series at the then-applicable Market Price on behalf of such Members, subject to the terms, conditions and restrictions of the Distribution Reinvestment Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Distribution Reinvestment Plan and may amend, suspend, or terminate any such Distribution Reinvestment Plan at any time for any reason.

SECTION 7.10. Series Distribution General Principles.

(a)	Although the Series do not intend to make Distributions in-kind, the Manager may, in its sole discretion, cause a Series to make Distributions of property of such Series in-kind pursuant to Section 7.9. Distributions may also be redirected under the terms of the Distribution Reinvestment Plan as described in Section 7.9(c)..

(b)	A Series is authorized to withhold from Distributions and any other payments such amounts as it is required by any applicable governmental rule, regulation, or law to withhold, including without limitation for purposes of satisfying such Series’ obligations under the Code. All amounts withheld pursuant to this Section 7.10(b) shall be treated as amounts paid or distributed, as the case may be, to the Series Members with respect to which the amount was withheld.

(c)	Notwithstanding anything to the contrary contained herein, a Series shall not make a Distribution to any Series Member on account of its Series Shares if the Distribution would violate the Act or other applicable law.

SECTION 7.11. Series Tax Classification. Each of the Series shall elect to be treated as an association taxable as a corporation under Treasury Regulations Section 301.7701-3 with effect for each taxable period of its existence. The Series and each Series Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No election shall be filed with the Internal Revenue Service (or the tax authorities of any State) to have a Series taxable other than as an association taxable as a corporation for income tax purposes.

SECTION 7.12 Redemption Plan.The Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a redemption plan (a “Redemption Plan”), pursuant to which a Member may request that the Company redeem all or any portion of their Shares, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason. The Manager may also, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, decline any particular redemption request made pursuant to a Redemption Plan.

(a)	Redemption Price
  The redemption price will be 95% of the purchase price, less any dividend that was distributed. For example, for investor that purchase one share at the value of $10, and received $1 in distributions, their redemption price will be $10*0.95 - $1 = $8.50

ARTICLE VIII

DISSOLUTION OF THE COMPANY; TERMINATION OF A SERIES

SECTION 8.1. Dissolution of the Company.

(a)	The Company shall be dissolved upon any of the following events:

(i)	the determination by the Manager, acting in its sole discretion;

(ii)	the termination of the last remaining Series; or

(iii)	the entry of a decree of judicial dissolution under Section 18-215 of the Act.

(b)	Upon the liquidation of the Company, in the event the Company has assets not associated with a Series, such assets shall be distributed, first, to creditors of the Company, including a Member that is a creditor, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all debts, liabilities, obligations and expenses of the Company not associated with a Series (including, without limitation, expenses incurred in connection with the liquidation of the Company), and second, to the Member.

SECTION 8.2. Termination of a Series.

(a)	The Manager may effectuate the termination of a Series, without the consent of the Members, upon any of the following events:

(i)	the determination by the Manager, acting in its sole discretion, to terminate such Series;

(ii)	the dissolution of the Company;

(iii)	the sale or other disposition of the Property held by such Series; or

(iv)	the entry of a decree of judicial termination under Section 18-215 of the Act.

(b)	The termination and winding up of a Series shall not, in of itself, cause a dissolution of the Company or the termination of any other Series. The termination of a Series shall not affect the limitation on liabilities of the Series or any other Series provided by this Agreement, the Certificate of Formation and the Act.

(c)	Upon the termination of a Series as provided herein, such Series shall be wound up in the manner provided by Section 8.3.

SECTION 8.3. Winding Up, Liquidation and Distribution of Assets of a Series Upon Termination of the Series.

(a)	Upon termination of a Series, the Manager shall wind up such Series’ affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of such Series and the discharge of liabilities of such Series to its creditors so as to enable the Manager to minimize any losses attendant upon a liquidation. The proceeds of liquidation shall be distributed in accordance with Section 7.9(b).

(b)	The Manager and the Series Members associated with a Series shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Series and the final distribution of its assets.

(c)	Each Series Member shall look solely to the assets of its Series for the return of any contribution to the capital of such Series, and if the assets of such Series remaining after satisfaction (whether by payment or reasonable provision for payment) of the debts, liabilities, obligations and expenses of such Series are insufficient to return such capital contribution, each Series Member shall have no recourse against such Series or any other Series, the Company, the Manager or any other Series Member, except as otherwise provided by law.

(d)	The Manager and the Series Members associated with a Series shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Series and the final distribution of its assets. Any remaining distributions are subject to the terms of the Redemption Plan and Distribution Reinvestment Plan, if applicable

SECTION 8.4. Certificate of Cancellation.

(a)	If a dissolution of the Company occurs and all debts, liabilities, obligations and expenses of the Company and each Series have been satisfied (whether by payment or reasonable provision for payment) and all of the remaining property and assets of each Series have been distributed, a certificate of cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with the Act.

(b)	Upon cancellation of the Certificate of Formation by the filing of a certificate of cancellation or otherwise, the Company shall dissolve, each Series shall terminate, and this Agreement shall terminate.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1. Notices. All notices and other communications provided for herein must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or e-mailed, (a) if to the Manager, to the address of the Manager set forth below its name on the signature page hereto (as the address may be updated from time to time in accordance with Section 4.1(a)), (b) if to a Member, the address of the Member set forth on Schedule A, or (c) if to a Series Member, the email address of the Series Member set forth in the records of the Company. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

SECTION 9.2. Binding Effect. This Agreement is binding upon and inures to the benefit of the Manager, the Member, the Series Members and, to the extent permitted by this Agreement, their respective legal representatives, successors and permitted assigns.

SECTION 9.3. Governing Law. This Agreement and the rights of the parties hereunder, shall be construed pursuant to the laws of the State of Delaware, without regard to conflict of laws principles.

SECTION 9.4. Waiver of Action for Partition. The Member and each Series Member irrevocably waives during the existence of the Company any right that it may have to maintain any action for partition with respect to the property of the Company or any Series.

SECTION 9.5. Amendments. Except as otherwise provided by this Agreement, this Agreement may not be amended except in writing by the Manager. Notice of amendment shall be furnished to each Series Member within a reasonable time following such amendment. For the avoidance of doubt, a Series Designation shall not be deemed an amendment and the Manager may, in its discretion, amend a Series Designation without the vote of the Member or the Series Members.

SECTION 9.6. Execution of Additional Instruments. The Member and each Series Member hereby agrees to execute such other and further statements of interests and holdings, designations and other instruments necessary to comply with any laws, rules or regulations as may be determined by the Manager, in its sole discretion.

SECTION 9.7. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same includes the plural and vice versa, and the masculine gender includes the feminine and neuter genders and vice versa.

SECTION 9.8. Waivers. The failure of any party hereto to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act that would have originally constituted a default from having the effect of an original default.

SECTION 9.9. Severability. If any provision or term of this Agreement is found to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto for the terms and conditions of this Agreement to be interpreted to the greatest extent possible so as to remain valid and enforceable, and any provision or term of this Agreement found by a court to be invalid, void or unenforceable shall be rewritten by the court pursuant to this intent.

SECTION 9.10. Counterparts. This Agreement may be signed in multiple counterparts, all of which are hereby deemed an original and shall constitute one instrument.

SECTION 9.11. Integration. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings pertaining thereto.

SECTION 9.12 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the day and year first above written.

MANAGER:
LANDA HOLDINGS, INC.

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

Mailing Address:	Landa Holdings, Inc.
20 W. 22nd Street,
New York, NY 10010

INITIAL MEMBER:
LANDA HOLDINGS, INC.

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

Mailing Address:	Landa Holdings, Inc.
20 W. 22nd Street,
New York, NY 10010

THE COMPANY:
LANDA APP 3 LLC

By: LANDA HOLDINGS, INC., as Manager

By:	/s/ Yishai Cohen
	Name:	Yishai Cohen
	Title:	Chief Executive Officer and President

Mailing Address:	Landa Holdings, Inc.
20 W. 22nd Street,
New York, NY 10010

[Signature Page to Limited Liability Company Agreement]

SCHEDULE A

Landa App 3 LLC List of Members

Member Name	Address	Capital Contribution	Interest
Landa Holdings, Inc.	20 W. 22nd Street, New York, NY 10010	$10.00	100%

Total			100%

SCHEDULE B

FORM OF SERIES DESIGNATION OF

LANDA APP 3 LLC - [PROPERTY NAME],

A SERIES OF LANDA APP 3 LLC

In accordance with the Limited Liability Company Agreement of Landa App 3 LLC, a Delaware series limited liability company (the “Company”), dated [DATE] (the “Agreement”) and upon the completion of this Series Designation by the Company and Landa Holdings, Inc. in its capacity as manager of the Company and of the Series, this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Landa App 3 LLC – Series [PROPERTY NAME] Designation”.

Name of Series	Landa App 3 LLC – [ ] (“Landa Series [ ]”), a protected series of the Company (the “Series”).

Effective Date of Establishment	[DESIGNATION DATE]

Property	The Property located at [ADDRESS].

Manager	[MANAGER]

Management Fee and Other Fees	[FEES]

Issuance	The maximum number of membership interest, or “Shares,” the Series can issue is [ ].

Fiscal Year End	December 31

Broker of Record	[Dalmore Group, LLC]

Broker Fees	[FEES]

Liquidation	[If different than set forth in the Agreement].

[Other]	[If applicable, add additional line items related to reflect differences from/additions to the Agreement that are specific to a Series].